Exhibit 99.2

Distributed Power Solutions, LLC

Financial Statements

(Unaudited)

As of and for the Three-Months Ended

March 31, 2026

Distributed Power Solutions, LLC

Financial Statements

(Unaudited)

As of and for the Three-Months Ended

March 31, 2026

Distributed Power Solutions, LLC

Contents

Page

Unaudited Financial Statements

Balance Sheet as of March 31, 2026	4

Statement of Income for the Three-Months Ended March 31, 2026	5

Statement of Members’ Equity for the Three-Months Ended March 31, 2026	6

Statement of Cash Flows for the Three-Months Ended March 31, 2026	7

Notes to Financial Statements	8 - 17

Unaudited Financial Statements

Distributed Power Solutions, LLC

Balance Sheet (Unaudited)

March 31,	2026
Assets
Current Assets
Cash and cash equivalents	$11,354,734
Accounts receivable, net	14,085,778
Unbilled revenue	4,014,018
Parts inventories, net	2,346,428
Prepaid expenses and other current assets	1,218,225

Total Current Assets	33,019,183
Property and Equipment, net	256,292,416
Other Long-Term Assets	1,106,005

Total Assets	$290,417,604

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$7,974,542
Current maturities of sale-leaseback financing liability	1,785,347
Deferred revenue	15,786,418
Related party payable	803,677
Accrued expenses and other current liabilities	3,746,320

Total Current Liabilities	30,096,304
Long-Term Debt, net	121,150,000
Sale-Leaseback Financing Liability, net	2,929,895
Other Long-Term Liabilities	2,270,446

Total Liabilities	156,446,645
Commitments and Contingencies (Note 9)
Members’ Equity	133,970,959

Total Liabilities and Members’ Equity	$290,417,604

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Statement of Income (Unaudited)

Three-Months Ended March 31,	2026
Revenue
Equipment rentals	$25,430,881
Other services	4,190,967

Total Revenue	29,621,848

Cost of Revenues
Equipment rentals	10,476,287
Other services	3,371,039

Total Cost of Revenues	13,847,326

Gross Profit	15,774,522
Operating Expenses
General and administrative expenses	3,368,021
Wages and related costs	(811,749)
Depreciation and amortization	110,075

Total Operating Expenses	2,666,347

Income from Operations	13,108,175
Other Expenses
Interest expense, net	1,917,564
Other, net	137,378

Total Other Expenses, net	2,054,942

Net Income	$11,053,233

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Statement of Members’ Equity (Unaudited)

Total Members’ Equity
Balance at December 31, 2025	$122,917,726
Net Income	11,053,233

Balance at March 31, 2026	$133,970,959

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Statement of Cash Flows (Unaudited)

Three-Months Ended March 31,	2026
Cash Flows from Operating Activities
Net income	$11,053,233
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery of doubtful accounts	(153,646)
Depreciation and amortization	4,711,036
Amortization of deferred loan costs	101,969
Changes in assets and liabilities
Accounts receivable	(308,152)
Unbilled revenue	1,867,591
Parts inventories	(608,450)
Prepaid expenses and other current assets	1,758,482
Accounts payable	(520,161)
Accrued expenses and other current liabilities	(1,927,206)
Related party receivable / payable	169,710
Other long-term liabilities	(1,003,289)

Net Cash Provided by Operating Activities	15,141,117

Cash Flows from Investing Activities
Purchases of property and equipment	(18,729,712)

Net Cash Used in Investing Activities	(18,729,712)

Cash Flows from Financing Activities
Borrowings on long-term debt	14,000,000
Payments on long-term debt	(4,000,000)
Payments on sale-leaseback financing transaction	(424,264)

Net Cash Provided by Financing Activities	9,575,736

Net Change in Cash and Cash Equivalents	5,987,141
Cash and Cash Equivalents - beginning of period	5,367,592

Cash and Cash Equivalents - end of period	$11,354,734

Supplemental Cash Flow Information
Cash paid for interest	$1,800,350
Non-Cash Investing and Financing Activities
Change in accrued capital expenditures	$3,425,679

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

1.	Organization, Business and Recent Events

Distributed Power Solutions, LLC (“DPS” or “the Company”) was incorporated in the state of Texas and commenced operations on November 11, 2019. Through July 31, 2025, DPS was a wholly-owned subsidiary of Power Rental Solutions, LLC (“PRS”), a joint venture owned by Mustang Machinery Company, Ltd. (“Mustang”), and Louisiana Service, LLC (“LMC”), (collectively, the “Joint Venturers”), of which each owns a one-half equity membership interest.

Effective August 1, 2025, PRS distributed 100% of its interest in DPS to the current owners of PRS, Mustang and LMC which each owned a one-half equity membership interest directly in DPS as of March 31, 2026.

DPS is governed by the Board of Managers which is comprised of two individuals, one from each of the Joint Venturers. All significant decisions must be unanimously made by the Board of Managers.

The Company is engaged in renting or leasing machinery for power generation to the oil & gas, utility, data center, industrial, and commercial industries. Current contracts range in length from 3 months to 5 years.

Profits and losses are allocated among the members in proportion to their respective equity percentage interests. Under the new credit agreement entered into on August 1, 2025, distributions to the owners are prohibited with the exception of tax distributions required on taxable income generated at the DPS level. There were no distributions made by DPS during the three-months ended March 31, 2026.

On April 1, 2026, the Company was sold to Kodiak Gas Services, Inc. (“Kodiak”) for $714 million, subject to adjustment in accordance with the related purchase agreement. The purchase price included $587.0 million in cash and the issuance of 2,401,278 shares, representing approximately $139.0 million of Kodiak common stock based on the closing price of Kodiak’s common stock on April 1, 2026, to the sellers. All amounts outstanding under the Company’s Credit Agreement with Bank OZK were repaid with proceeds from the transaction.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As neither Joint Venturer owned a controlling interest in PRS or the distributed interest in DPS at the time of the distribution, and each investor’s ultimate ownership interest in DPS was unchanged as a result of the transaction, PRS’ distribution of its interest in DPS to the Joint Venturers is considered a transaction under common control, and therefore the financial statements are presented using the historical cost basis.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include, but are not limited to, the determination of an allowance for credit losses, the useful lives and salvage values impacting the depreciation of property and equipment, and impairment assessments of long-lived assets.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

Cash and Cash Equivalents

The Company considers cash on hand, cash in banks and all highly liquid instruments having an original maturity date of three months or less at the date of purchase to be cash and cash equivalents. As of March 31, 2026, there were no cash equivalents.

Accounts Receivable

Accounts receivable consists of trade receivables and are stated at the amount billed to customers. The Company maintains an allowance for credit losses for estimating losses arising from the inability of customers to make contracted payments. The adequacy of the allowance for credit losses is evaluated on an ongoing basis after considering historical write-off experience, significant aged balances, financial condition of its customers, and customer relationships. Account balances are written off against the allowance after all means of collection have been exhausted, and the potential for recovery is considered remote. The Company recognized allowance for credit losses amounting to $193,618 at March 31, 2026.

Parts Inventories

Parts inventories consist substantially of new and used parts to repair and maintain the rental equipment and are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method.

Property and Equipment

Property and equipment additions are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives, net of salvage values. Salvage value is primarily the value of the rental equipment’s engine cores which can be sold or refurbished for re-use on a continual basis. The following is a summary of the estimated useful lives:

Assets	Estimated Useful Lives
Rental equipment	5-25 years
Non-rental equipment and automobiles	1-5 years
Leasehold improvements	5-10 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement of assets, the costs and related accumulated depreciation are removed from the accounts with a resulting gain or loss, if any, reflected in the statement of income. The Company also sells equipment to its customers and records the remaining net book value as cost of equipment sales with all proceeds recorded as equipment sales revenue.

Impairment of Long-Lived Assets

The Company periodically evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flows of the related asset or group of assets is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the long-lived asset. The Company incurred no impairment losses for the three-months ended March 31, 2026.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

Revenue Recognition

The Company recognizes equipment rental revenue in accordance with FASB Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”). The Company’s sale of rental and new equipment, parts and supplies, and certain services provided to customers are recognized under ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”).

The following addresses the Company’s revenue types based on the accounting standard used to determine the accounting.

Topic 842 Leases

Rental revenue includes revenue generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. The Company offers a portfolio of equipment for rent on a monthly basis. Virtually all customer contracts contain provisions for cancellation based on a minimum rental term. Therefore, the Company does not allocate the transaction price between the different contract elements. Also included in equipment rental revenue is re-rent revenue in which the Company will rent specific equipment from vendors and then re-rent that equipment to its customers. Provisions for discounts and other adjustments are provided for in the period the related revenue is recorded.

Topic 606 Revenue from Contracts with Customers

The Company recognizes revenue from sale of rental equipment when control of the asset transfers to the customer, which is typically when the asset is picked up by or delivered to the customer and when significant risks and rewards of ownership have passed to the customer. Sales and other tax amounts collected from customers and remitted to government authorities are accounted for on a net basis and, therefore, are excluded from revenue.

Other services revenue primarily includes revenue earned from providing optional services such as delivery and pick-up services, equipment setup/decommission, repair and maintenance, environmental protection and fuel consumption services to rental customers who avail of such services. It also includes contract labor charged to the customer related to operating rented equipment. The Company recognizes other services revenue as the services are provided.

Cost of Revenues

Cost of equipment rentals include substantially all expenses directly related to the equipment rental and leasing operations. Cost of other services include labor charges, parts used, and other expenses incurred in servicing the customer.

Deferred Loan Costs

Deferred loan costs incurred to obtain long-term financing through the Company’s revolving credit facility described in Note 5 are capitalized as long-term other assets.

All deferred loan costs are amortized to interest expense using the effective interest method. At March 31, 2026, the Company had deferred loan costs of $951,707 which was recorded as a long-term asset. Amortization of deferred loan costs was $101,969 for the three-months ended March 31, 2026.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

Leases

The Company follows the guidance in Topic 842, which requires lessees to recognize most leases on their balance sheets as a right-of-use (ROU) asset representing the right to use an underlying asset and a lease liability representing the obligation to make lease payments over the lease term, measured on a discounted basis.

The Company made an accounting policy election available under Topic 842 not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. The Company has also made an accounting policy election to account for lease and non-lease components in its contracts as a single lease component.

The Company conducts operations in leased facilities. Generally, the leases provide that the Company pays a base rent plus all insurance, maintenance, and all other costs and expenses associated with the use of the buildings. Additionally, on some leases the Company pays a portion or all of the property taxes on premises.

Total lease expense for the three-months ended March 31, 2026 was $110,615.

As of March 31, 2026, the Company had short-term operating lease liabilities of $224,258, and long-term lease liabilities of $149,647, which are included in accrued expenses and other current liabilities and other long-term liabilities, respectively, within the balance sheet. Minimum lease payments extend through 2027.

Income Taxes

The Company is a limited liability company and consequently, is not a tax-paying entity for United States federal income tax purposes. Accordingly, a provision for income taxes has not been recorded in the accompanying financial statements. Company income or losses are reflected in the members’ individual or corporate tax returns in accordance with their ownership percentages.

The Company is subject to the state margin taxes, which applies to legal entities conducting business in the states. The tax is calculated by applying a tax rate to a base that considers both revenues and expenses and, therefore, has the characteristics of an income tax. For the three-months ended March 31, 2026, margin tax was insignificant.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces member’s equity. Based on its analysis the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2026. The Company’s conclusions may be subject to review and adjustment at a later date based on variety of factors including, but not limited to, on-going analysis of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized for the three-months ended March 31, 2026.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

The Company files state income tax returns in various U.S. states. None of the Company’s state income tax returns are currently under examination by state authorities, however, fiscal years 2023 and later remain subject to examination by the state authorities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. At times, the Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit ratings and concentration of risk of these financial institutions on a continuing basis to safeguard cash deposits.

The Company’s accounts receivable is principally from customers in the oil & gas, refining, and power industries located in Virginia, New Jersey, Texas and Mexico. The Company performs continuing credit evaluations of its customers’ financial condition and generally requires a two month deposit on the rental price.

Customer account concentrations as of and for the three-months ended March 31, 2026 are outlined in the tables below.

Customer	Total Revenue	% of Total Revenue
Customer A	$7,398,075	25%
Customer B	7,138,650	24%
Customer C	2,944,147	10%

	$17,480,872	59%

Customer	Total Accounts Receivable, net	% of Total AR, net
Customer A	$6,637,100	47%
Customer D	1,764,179	13%
Customer C	1,552,113	11%

	$9,953,392	71%

Customer	Contract Assets	% of Total Contract Assets
Customer E	$921,812	23%
Customer F	518,942	13%

	$1,440,754	36%

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. The carrying value for cash, accounts receivable and accounts payable approximates their fair value, principally due to the short-term maturities of these instruments. The carrying value for the long-term debt (including current maturities) approximates fair value because the interest rates approximate the market interest rates of other financial instruments with similar credit risks and terms. The fair value of the long-term debt represents a Level 3 fair value measurement.

3.	Revenue Recognition

The Company is principally engaged in the business of renting equipment. Ancillary to the Company’s principal equipment rental business, the Company also sells used rental equipment, parts and supplies and offers certain services to support its customers. The Company’s rental transactions are accounted for under Topic 842. The Company’s sale of rental equipment along with certain services provided to customers are accounted for under Topic 606.

The following tables summarize the applicable accounting guidance for the Company’s revenues:

	For the Three-Months Ended March 31, 2026
	Topic 842	Topic 606	Total
Equipment rentals revenue	$25,430,881	$—	$25,430,881
Other services revenue
Delivery and pick up	—	394,057	394,057
Equipment setup/decommission	—	2,923,793	2,923,793
Other	—	873,117	873,117

Total	$25,430,881	$4,190,967	$29,621,848

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

Unbilled Receivables and Deferred Revenue

The Company had unbilled receivables totaling $4,014,018 at March 31, 2026 relating to earned but not billed amounts on its rental contracts, which are classified as current assets based on the timing of when the Company expects to realize payment.

Deferred revenues are classified as current based on the timing of when the Company expects to recognize revenues. Such liabilities totaled $15,786,418 at March 31, 2026, which are included within current liabilities.

Performance Obligations

The Company’s revenue recognized under Topic 606 is recognized at a point-in-time. Accordingly, in any particular period, the Company does not generally recognize a significant amount of revenue from performance obligations satisfied in previous periods, and the amount of such revenue recognized during the three-months ended March 31, 2026 was not material. The Company also does not expect to recognize material revenue in the future related to performance obligations that are unsatisfied as of March 31, 2026.

Contract Estimates and Judgments

The Company’s revenues accounted for under Topic 606 generally do not require significant estimates or judgments, primarily for the following reasons:

•	The transaction price is generally fixed and stated on the Company’s contracts;

•

As noted above, the Company’s contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation;

•	The Company’s revenues do not include material amounts of variable consideration; and

•

The Company’s revenue is recognized as of a point-in-time and the timing of the satisfaction of the applicable performance obligations is readily determinable. Revenue recognized under Topic 606 is generally recognized at the time of delivery to, or pick-up by, the customer.

In December 2022, the Company entered into a lease and service agreement with a customer in Virginia for (i) the lease of power supply equipment and (ii) the operation and maintenance services for the equipment. The initial lease term is 60 months with an annual option to renew for up to an additional 12 years. Rental revenues totaling approximately $7,138,650 were recognized for the three-months ended March 31, 2026.

The lease payment is based on a fixed monthly fee for the lease of equipment and an operation and maintenance service fee escalated annually based on CPI index. The Company will also be reimbursed for the ancillary costs expected to be incurred relating to the equipment installation.

As of March 31, 2026, the Company received customer deposits totaling $6,000,000 which is included in deferred revenue in the balance sheet. These customer deposits will be applied against the customer’s future lease payments in 2026.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

4.	Property and Equipment

Property and equipment consisted of the following:

March 31,	2026
Rental equipment	$311,098,685
Non-rental equipment and automobiles	3,385,253
Buildings and leasehold improvements	96,444

314,580,382
Less: accumulated depreciation	(58,287,966)

Net Property and Equipment	$256,292,416

Depreciation expense for the three-months ended March 31, 2026 was $4,711,036.

5.	Long-term Debt

Bank OZK Credit Agreement

On August 1, 2025, DPS entered into a credit agreement (the “Bank OZK Revolver”) with Bank OZK, as the lead arranger, in syndication with two other banks, providing for a maximum commitment of the lesser of $200,000,000 or the borrowing base of the Company. The initial proceeds were used to pay off the existing credit agreement with Bank of America. The Bank OZK Revolver was scheduled to mature on August 1, 2028.

The borrowing base was calculated as set out in the Bank OZK Credit Agreement and based on outstanding accounts receivable and the lesser of 90% of orderly liquidation value of equipment or net book value of equipment less outstanding amounts borrowed under the Bank OZK Credit Agreement. As of March 31, 2026, the borrowing base was $200,000,000 and the outstanding amount borrowed on the Bank OZK Credit agreement was $121,150,000.

The Company could elect for each borrowing under the Bank OZK Credit Agreement to be either a Secured Overnight Financing Rate (SOFR) Borrowing or a Base Rate Borrowing. SOFR Borrowings bore interest at an applicable rate that ranged from 1.8% to 2.3% based on the Company’s most recent funded indebtedness to EBITDA ratio, plus SOFR. Base Rate Borrowings bore interest at an applicable rate that ranged from 0.8% to 1.3%, based on the Company’s most recent funded indebtedness to EBITDA ratio, plus the higher of (i) the prime rate (ii) federal funds rate plus 0.5% or (iii) Term SOFR plus 1%. Interest was payable quarterly for the Bank OZK Revolver. As of March 31, 2026, the interest rate was 5.8%.

The Bank OZK Revolver also required payment of a facility fee of 0.25% per quarter on the unused portion of the maximum commitment.

The Bank OZK Credit Agreement included certain restrictive financial covenants, including a funded indebtedness to EBITDA ratio and debt service coverage ratio. The Company was in compliance with all covenants as of March 31, 2026.

On April 1, 2026, proceeds from the sale of the Company to Kodiak were used to pay all amounts of debt and accrued interest due to Bank OZK.

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

6.	Sale-Leaseback Financing Liability

In August 2023, the Company sold certain property and equipment to a financing institution for a total amount of $9,715,440. On the same date, the Company entered into a lease agreement with the financing institution whereby the Company leased back the equipment for 48 months for monthly rent of $194,632 starting on September 2023 and projected residual value by end of lease term is 25% of the asset cost. The lease agreement has a purchase option which the Company intends to exercise by the end of the lease term. The Company evaluated the sale and leaseback transaction in accordance with Topic 842 and classified the lease as a financing transaction. As of March 31, 2026, the Company’s sale-leaseback financing liability totaled $2,929,895, net of current portion amounting to $1,785,347.

7.	Long-Term Incentive Plan

Effective January 1, 2023, the Company’s management implemented a discretionary Long-Term Incentive Plan (the “2023 Plan”) for certain eligible employees of the Company. The 2023 Plan grants bonus units equivalent to $1, which is awarded in cash and shall be vested for a performance period of three years, beginning January 1, 2023, until December 31, 2025. As of March 31, 2026, the Company recorded a liability of $4,163,068, with $2,042,260 included in other current liabilities and $2,120,799 included in other long-term liabilities on the balance sheet due to the timing of expected payments under the 2023 Plan.

The value of the employee’s interest in the 2023 Plan is determined annually by the chief financial officer and approved by a member of the Board of Managers. The Company has the sole discretion to amend or terminate the 2023 Plan.

8.	Related Party Transactions

The Company entered into transactions with related parties which are subsidiaries or affiliates of the Joint Venturers for equipment rentals, parts inventory and equipment purchases and shared administrative services during its normal course of business.

For the three-months ended March 31, 2026, the Company recognized the following items relating to transactions with each affiliate:

Three-Months Ended March 31,	2026
Energy Rental Solutions, LLC (“ERS”)
Cost of Equipment Rentals from ERS	$479,333
Cost of Equipment and Parts Purchases from ERS	$23,364
Cost of Administrative and Shared Services from ERS	$2,315,190
Mustang
Repair & Maintenance Cost - related party	$632,853

Distributed Power Solutions, LLC

Notes to Financial Statements (Unaudited)

As of March 31, 2026, the Company had the following balances due to subsidiaries or affiliates of the Joint Venturers recorded in the balance sheet:

March 31,	2026
Related Party Payable
ERS	$170,824
Mustang	632,853

Total	$803,677

9.	Commitments and Contingencies

Litigation

In the normal course of business, the Company may be party to litigation from time to time. While the outcome of these matters cannot be predicted with certainty, the Company believes these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

10.	Subsequent Events

The Company performed an evaluation of subsequent events through May 13, 2026, which is the date the financial statements were available to be issued.

See Note 1 for description of the sale of the Company on April 1, 2026.